SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
-----------------------
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (D) of the
Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported): July 12, 2004

Aviation General, Incorporated

(Exact name of registrant as specified in its charter)

Delaware	0-24795	73-1547645
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7200 NW 63rd Street
Hanger 8, Wiley Post Airport
Bethany, Oklahoma 73008

(Address of principal executive offices) (Zip Code)

(405) 440-2255

Registrant's telephone number, including area code:

FORM 8K for Aviation General, Incorporated

July 12, 2004

Other Events:  Item 5 Other Events

Aviation General, Incorporated (“Aviation General”: AVGE.PK) has been informed that Tiger Aircraft, LLC and/or its affiliates, members, and investors, which include a subsidiary of Teleflex Incorporated TFX:NYSE and various Taiwanese investors (“Tiger”), will not honor their commitment(s) pursuant to the executed Stock Purchase Agreement and court confirmed financial reorganization Plan for Commander Aircraft Company (“Commander”), Aviation General’s wholly owned subsidiary.

Tiger offered no reason, explanation, or justification for their default. In fact, Tiger had repeatedly assured interested parties, including the Federal Aviation Administration, the aviation media, our past and present employees, our shareholders, and our executives that they intended to honor their commitment(s). Aviation General and Commander fulfilled all prerequisites required for the closing of this investment transaction, including, respectively, a long and costly shareholder approval process and the attainment of a court confirmed financial reorganization Plan that would have allowed Commander to exit from Chapter 11.

Based on our Agreement with Tiger and their continued reassurances and public pronouncements of their commitment(s) during the past year, we have not sought other investors. Consequently, our company’s future is uncertain, and new aircraft production will continue to be suspended indefinitely. We plan to continue to conduct our aircraft sales, brokerage, service, and refurbishment business. We also will seek qualified investors and/or merger opportunities with parties wishing to be part of a new corporate ownership structure.

Aviation General, Incorporated is a publicly traded holding company (AVGE.PK) and its wholly owned subsidiary, Commander Aircraft Company (www.commanderair.com) manufactures, markets, and provides support services for its line of single engine high performance Commander aircraft, and consulting, sales, brokerage acquisition, and refurbishment services for all types of piston aircraft.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only of the date hereof. The company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Readers are encouraged to refer to the risk disclosures described in the company’s reports on Forms 10-KSB, 10-QSB, and 8-K, as applicable.

For more information, contact: Wirt D. Walker, III, Chairman (703) 356-4991

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVIATION GENERAL, INCORPORTED

Date: July 12, 2004	By:	/s/ Wirt D. Walker, III
Wirt D. Walker, III
Chairman